Exhibit 23.3

CONSENT OF NEWBRIDGE SECURITIES CORPORATION

As independent valuation consultants, Newbridge Securities Corporation hereby consents to the use of the name “Newbridge Securities Corporation” and references to Newbridge Securities Corporation and to references to our report entitled “Independent Valuation of Healthy Choice Wellness Corp. [Report Name] as of February 6th, 2024” prepared for Healthy Choice Wellness Corp., or information contained therein, for disclosure to the Securities and Exchange Commission in the Form S-1 Registration Statement of Healthy Choice Wellness Corp.

/s/ Newbridge Securities Corporation

Newbridge Securities Corporation

February 13, 2024